Exhibit 12(b).
Wells Fargo & Company and Subsidiaries
formerly known as Norwest Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (Unaudited)

                Nine Months Ended
                 September 30,             Year Ended December 31,
In
thousands      1998      1997      1997      1996      1995      1994     1993

Computation of Income:
 Income
  before
  income
  taxes  $1,701,627 1,524,069 2,049,726 1,781,509 1,422,814 1,180,601   879,755
 Capitalized
  interest        -         -       (22)      (14)     (112)      (69)      (65)
 Income
  before income
  taxes and
  capitalized
  inter-
  est     1,701,627 1,524,069 2,049,704 1,781,495 1,422,702 1,180,532   879,690
 Fixed
 charges  2,234,327 2,032,875 2,734,466 2,685,447 2,503,603 1,640,049 1,485,936
 Total income
  for
  comput-
  ation  $3,935,954 3,556,944 4,784,170 4,466,942 3,926,305 2,820,581 2,365,626
 Total income
  for
  computation
  excluding
  interest
  on deposits
  from fixed
  char-
  ges    $2,815,133 2,481,532 3,337,488 3,142,024 2,770,005 1,957,224 1,513,317

Computation
 of Fixed
 Charges:
 Net rental
  expense
  (a)    $  175,203   155,309   211,191   205,409   166,591   149,462   128,573
 Portion of
  rentals
  deemed
  repres-
  entative
  of
  inter-
  est    $   58,401    51,770    70,397    68,470    55,530    49,821    42,858
 Interest:
  Interest
   on dep-
   osits  1,120,821 1,075,412 1,446,682 1,324,918 1,156,300   863,357   852,309
  Interest
   on
   federal
   funds
   and other
   short-term
   borrow-
   ings     466,718   327,062   439,492   454,013   515,646   290,211   238,046
  Interest
   on
   long-term
   debt     588,387   578,631   777,873   838,032   776,015   436,591   352,658
  Capitalized
   inter-
   est            -         -        22        14       112        69        65
  Total
  inter-
  est     2,175,926 1,981,105 2,664,069 2,616,977 2,448,073 1,590,228 1,443,078
 Total
  fixed
  char-
  ges    $2,234,327 2,032,875 2,734,466 2,685,447 2,503,603 1,640,049 1,485,936
 Total
  fixed
  charges
  excluding
  interest
  on dep-
  osits  $1,113,506   957,463 1,287,784 1,360,529 1,347,303   776,692   633,627
 Preferred
  stock
  divi-
  dends      13,322    13,322    17,763    17,763    41,220    27,827    31,170
 Pre-tax
  earnings
  needed to
  meet pre-
  ferred stock
  dividend
  require-
  ments      19,838    20,409    26,950    27,424    61,349    41,044    44,728
 Total
  combined fixed
  charges
  and pre-
  ferred
  stock
  div-
  idends $2,254,165 2,053,284 2,761,416 2,712,871 2,564,952 1,681,093 1,530,664
 Total
  combined
  fixed charges
  and pre-
  ferred stock
  dividends
  excluding
  interest
  on dep-
  osits  $1,133,344   977,872  ,314,734 1,387,953 1,408,652   817,736   678,355

(a) Includes equipment rentals.


                                                                Exhibit 12(b).
(continued)


Wells Fargo & Company and Subsidiaries
formerly known as Norwest Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (Unaudited)

                   Nine Months Ended
                    September 30,              Year Ended December 31,
In thousands        1998     1997     1997     1996     1995     1994     1993

Ratio of Income
 to Combined
 Fixed Charges
 and Preferred
 Stock Dividends:
  Excluding
   interest on
   deposits         2.48x    2.54     2.54     2.26     1.97     2.39     2.23
  Including
   interest on
   deposits         1.75x    1.73     1.73     1.65     1.53     1.68     1.55